TEACHERS INSURANCE AND ANNUITY ASSOCIATION

OF AMERICA (TIAA)

730 Third Avenue, New York, NY 10017

[800-842-2733]

TIAA.org

Merger Endorsement

Effective Date: December 31, 2025

This endorsement is part of your Contract / Funding Agreement with TIAA-CREF Life Insurance Company and becomes part of it. Please read this endorsement and attach it to your Contract / Funding Agreement.

As of the Effective Date noted above, TIAA-CREF Life Insurance Company, a New York domestic insurer, was merged into Teachers Insurance and Annuity Association of America, a New York domestic insurer.

The following changes are made to your Contract / Funding Agreement:

•	All references to “TIAA-CREF Life Insurance Company” are changed to “Teachers Insurance and Annuity Association of America.”

•	Any references to “TIAA-CREF Life” are changed to “TIAA.”

•	Any references to “TIAA Life” are changed to “TIAA.”

•	The Home Office address will remain as set forth above.

•	All other terms, conditions or benefits will remain unchanged.

Teachers Insurance and Annuity Association of America has assumed all liabilities and obligations of TIAA-CREF Life Insurance Company and is responsible for all benefits payable under your Contract / Funding Agreement. Your rights are not affected.

If you have any inquiries regarding this merger endorsement, please contact us at our home office address or the phone number provided at the top of this endorsement.

President and Chief Executive Officer

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